UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 7, 2014

Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

155 North Lake Avenue, Pasadena, California	91101
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)    On February 7, 2014, Jacobs Engineering Group Inc. (the “Registrant”) and certain of its subsidiaries, as borrowers, entered into an amended and restated credit agreement (the "New Credit Agreement") with Bank of America N.A. ("Bank of America"), BNP Paribas, Wells Fargo Bank N.A. and certain other U.S. domestic and international banks, as lenders.

The New Credit Agreement amends and restates that certain credit agreement dated as of March 29, 2012, among the Registrant and certain of its subsidiaries as borrowers, and Bank of America and certain other U.S. domestic and international banks as lenders (the “Former Credit Agreement”).

The New Credit Agreement amends the Former Credit Agreement by, among other things, (a) extending the maturity date of the credit facility to February 7, 2019, (b) increasing the facility amount to $1,600,000,000 (with an accordion feature that allows the Registrant and the lenders to increase the facility amount to $2,100,000,000), (c) maintaining an interest rate of either a eurocurrency rate plus a margin of between 1.000% and 1.500% or a base rate plus a margin of between 0% and 0.500%, depending on the Registrant's Consolidated Leverage Ratio, and (d) reducing the fees on the unused portion of the facility by 0.025% to a range of 0.100% to 0.250% depending on the Registrant's Consolidated Leverage Ratio.

Capitalized terms used herein and not otherwise defined have the meanings given in the New Credit Agreement. The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the complete text of the New Credit Agreement, a copy of which is filed as exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01         Financial Statements and Exhibits

(d)	Exhibits

10.1
Credit Agreement dated as of February 7, 2014 among Jacobs Engineering Group Inc. and certain of its subsidiaries (as "borrowers"), and the Bank of America, N.A. (as "Administrative Agent"); Bank of America, N.A., BNP Paribas, and Wells Fargo Bank, N.A. (as Co-Syndication Agents); The Bank of Tokyo-Mitsubishi UFJ, LTD, and TD Bank, N.A. (as Co-Documentation Agents); Merrill Lynch, Pierce, Fenner & Smith Incorporated (as Sole Book Manager); and Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp, and Wells Fargo Securities, LLC (as Joint Lead Arrangers).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:    /s/ John W. Prosser, Jr.
Name:    John W. Prosser, Jr.
Title:    Executive Vice President
Finance and Administration

Date:    February 11, 2014